                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") between Stewart Enterprises, Inc., a Louisiana corporation (the "Company"), and Thomas M. Kitchen (the "Employee") is effective as of December 2, 2004 (the "Agreement Date").

                                   WITNESSETH:

         WHEREAS, Employee currently is employed by the Company;

         WHEREAS, the Company desires to retain the services of Employee pursuant to the terms of this Agreement, subject to Employee's acceptance of the conditions stated herein;

         WHEREAS, Employee wishes to be employed by the Company in consideration of the compensation and benefits set forth herein and pursuant to the terms hereof;

         WHEREAS, during the course of his employment with the Company, Employee has or will have received extensive and unique knowledge, training and education in, and access to resources involving, the Death Care Business (as defined below) at a substantial cost to the Company, which Employee acknowledges has enhanced or substantially will enhance Employee's skills and knowledge in such business;

         WHEREAS, during the course of his employment with the Company, Employee has or will have received access to and information about the Company's customers, suppliers, joint venture partners and others having important commercial relationships with the Company, the preservation of which the Employee acknowledges are vital to the continuing commercial success of the Company;

         WHEREAS, during the course of his employment with the Company, Employee has had and will continue to have access to valuable oral and written information, knowledge and data relating to the business and operations of the Company and its subsidiaries that is non-public, confidential or proprietary in nature and is particularly useful in the Death Care Business; and

         WHEREAS, in view of the training provided by the Company to Employee, its cost to the Company, the importance of maintaining continuing favorable relationships with customers, suppliers, partners and others, and the need for the Company to be protected against disclosures by Employee of the Company's and its subsidiaries' trade secrets and other non-public, confidential or proprietary information, the Company and Employee desire, among other things, to prohibit Employee from disclosing or utilizing, outside the scope and term of his employment with the Company, any non-public, confidential or proprietary information, knowledge and data relating to the business and operations of the Company or its subsidiaries received by Employee during the course of his employment, and to restrict the ability of Employee to compete with the Company or its subsidiaries for a limited period of time;

         NOW, THEREFORE, for and in consideration of the continued employment of Employee by the Company and the payment of salary, benefits and other compensation to Employee by the Company, the parties hereto agree as follows:

                                    ARTICLE I
                          EMPLOYMENT CAPACITY AND TERM

         1. CAPACITY AND DUTIES OF EMPLOYEE. The Employee is employed by the Company to render services on behalf of the Company in the capacity set forth in Appendix A hereto, as such Appendix may be amended or supplemented from time to time (as so amended or supplemented, "Appendix A"). The Employee shall perform such duties, consistent with the Employee's job title, as are assigned to the title or titles held by the Employee as set forth from time to time in the Company's Bylaws and such other duties as may be prescribed from time to time by the Company's Board of Directors (the "Board") or the executive of the Company to whom the Employee directly reports.

         2. EMPLOYMENT TERM. The term of this Agreement (the "Employment Term") shall commence on the Agreement Date and shall continue through October 31, 2007, subject to any earlier termination of Employee's status as an employee pursuant to this Agreement.

         3. DEVOTION TO RESPONSIBILITIES. During the Employment Term, the Employee shall devote all of his business time to the business of the Company, shall use his best efforts to perform faithfully and efficiently his duties under this Agreement, and shall not engage in or be employed by any other business; provided, however, that nothing herein shall prohibit the Employee from (a) serving as a member of the board of directors, board of trustees or the like of any for-profit or non-profit entity that does not compete with the Company, or performing services of any type for any civic or community entity, whether or not the Employee receives compensation therefor, (b) investing his assets in such form or manner as shall require no more than nominal services on the part of the Employee in the operation of the business of the entity in which such investment is made, or (c) serving in various capacities with, and attending meetings of, industry or trade groups and associations, as long as the Employee's activities permitted by clauses (a), (b) and (c) above do not materially and unreasonably interfere with the ability of the Employee to perform the services and discharge the responsibilities required of him under this Agreement. Notwithstanding clause (b) above, during the Employment Term, the Employee may not beneficially own more than 2% of the equity interests of a business organization required to file periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act") and may not beneficially own more than 2% of the equity interests of a business organization that competes with the Company. For purposes of this paragraph, "beneficially own" has the meaning ascribed to that term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act").

                                   ARTICLE II
                            COMPENSATION AND BENEFITS

         During the Employment Term, the Company shall provide the Employee with the compensation and benefits described below:

         1. SALARY AND BONUS. (a) The Company shall pay the Employee a salary ("Base Salary") at an annual rate per fiscal year of the Company ("Fiscal Year") as set forth in Appendix A, which shall be payable to the Employee at such intervals as other salaried employees of the Company are paid.

                  (b) The Employee shall be eligible to receive an annual incentive bonus (the "Bonus"), up to the maximum amount set forth in Appendix A. The Bonus will be awarded based upon factors to be established or approved annually by the Compensation Committee in its discretion and set forth in Appendix A or a supplement thereto. Any Bonus awarded shall be paid in cash not later than 30 days following the filing of the Company's annual report on Form 10-K for the Fiscal Year in which the Bonus has been earned.

                  (c) Any change in the Employee's title, Base Salary or Bonus eligibility during the Employment Term shall be set forth in one or more supplements to Appendix A to this Agreement, each of which shall be signed by the Employee and a member of the Compensation Committee of the Board of Directors of the Company.

         2. BENEFITS. The Employee shall be eligible to participate in all benefit programs provided to other employees of the Company, including without limitation a fully-paid insurance benefit package similar to that provided other employees of the Company.

         3. EXPENSES. The Employee shall be reimbursed for reasonable out-of-pocket expenses incurred from time to time on behalf of the Company or any subsidiary in the performance of his duties under this Agreement, upon the presentation of such supporting invoices, documents and forms as the Company reasonably requests.

         4. SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT. In lieu of participating in the Company's Supplemental Executive Retirement Plan, the executive shall be entitled to earn a supplemental retirement benefit on the terms and subject to the conditions set forth in Appendix C hereto.

                                   ARTICLE III
                            TERMINATION OF EMPLOYMENT

         1. DEATH. The Employee's status as an employee shall terminate immediately and automatically upon the Employee's death during the Employment Term.

         2. DISABILITY. The Employee's status as an employee may be terminated for "Disability" as follows:

                  (a) The Employee's status as an employee shall terminate if the Employee has a disability that would entitle him to receive benefits under the Company's long-term disability insurance policy in effect at the time either because he is Totally Disabled or Partially Disabled, as such terms are defined in such policy. Any such termination shall become effective on the first day on which the Employee is eligible to receive payments under such policy (or on the first day that he would be so eligible, if he had applied timely for such payments).

                  (b) If the Company has no long-term disability plan in effect, if (i) the Employee is rendered incapable because of physical or mental illness of satisfactorily discharging his duties and responsibilities under this Agreement for a period of 90 consecutive days and (ii) a duly qualified physician chosen by the Company and reasonably acceptable to the Employee or his legal representatives so certifies in writing, the Board shall have the power to determine that the Employee has become disabled. If the Board makes such a determination, the Company shall have the continuing right and option, during the period that such disability continues, and by notice given in the manner provided in this Agreement, to terminate the status of Employee as an employee. Any such termination shall become effective 30 days after such notice of termination is given, unless within such 30-day period, the Employee becomes capable of rendering services of the character contemplated hereby (and a physician chosen by the Company and reasonably acceptable to the Employee or his legal representatives so certifies in writing) and the Employee in fact resumes such services.

                  (c) The "Disability Effective Date" shall mean the date on which termination of employment becomes effective due to Disability.

         3. CAUSE. The Company may terminate the Employee's status as an employee for Cause. As used herein, "Cause" shall mean the Employee's: (a) breach of this Agreement; (b) intentional failure to perform his prescribed duties; (c) unauthorized acts or omissions that could reasonably be expected to cause material financial harm to the Company or materially disrupt Company operations; (d) commission of a felony; (e) commission of an act of dishonesty (even if not a crime) resulting in the enrichment of the Employee at the expense of the Company; (f) knowing falsification or knowing attempted falsification of financial records of the Company in violation of SEC Rule 13b2-1; or (g) willful failure to follow established Company policies or procedures; provided, however, that no such termination may take place in the case of (a) through (c) or (g) above unless the Company has provided written notice to the Employee of such conduct and the Employee has failed to remedy such conduct within 10 days following receipt of such notice.

         4. GOOD REASON. The Employee may terminate his status as an employee for Good Reason. As used herein, the term "Good Reason" shall mean:

                  (a) The occurrence of any of the following during the Employment Term:

                           (i) the assignment to the Employee of any duties or
responsibilities that are inconsistent with the Employee's status, title and position as set forth in Appendix A;

                           (ii) any removal of the Employee from, or any failure
to reappoint or reelect the Employee to, the position set forth in Appendix A, except in connection with a termination of Employee's status as an employee as permitted by this Agreement;

                           (iii) the Company's requiring the Employee to be
based anywhere other than in the metropolitan area set forth in Appendix A, except for required travel in the ordinary course of the Company's business;

                  (b) any breach of this Agreement by the Company that continues for a period of 10 days after written notice thereof is given by the Employee to the Company;

                  (c) the failure by the Company to obtain the assumption of its obligations under this Agreement by any successor or assign as contemplated in this Agreement; or

                  (d) any purported termination by the Company of the Employee's status as an employee for Cause that is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement.

         5. VOLUNTARY TERMINATION BY THE COMPANY. The Company may terminate the Employee's status as employee for other than death, Disability or Cause.

         6. VOLUNTARY TERMINATION BY THE EMPLOYEE. The Employee may voluntarily terminate the Employee's status as employee for other than Good Reason.

         7. NOTICE OF TERMINATION. Any termination by the Company or by the Employee, shall be communicated by Notice of Termination to the other party hereto given in accordance with Article VII Section 2 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice that (a) indicates the specific termination provision in this Agreement relied upon (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provisions so indicated and (c) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason, Disability or Cause shall not negate the effect of the notice nor waive any right of the Employee or the Company, respectively, hereunder or preclude the Employee or the Company, respectively, from asserting such fact or circumstance in enforcing the Employee's or the Company's rights hereunder.

         8. DATE OF TERMINATION. "Date of Termination" means (a) if Employee's employment is terminated by reason of his death or Disability, the Date of Termination shall be the date of death of Employee or the Disability Effective Date, as the case may be, (b) if Employee's employment is terminated by the Company for Cause, or by the Employee for Good Reason, the date of delivery of the Notice of Termination or any later date specified therein (which date shall not be more than 30 days after the giving of such notice) as the case may be,
(c) if the Employee's employment is terminated by the Company for reasons other than death,

Disability or Cause, the Date of Termination shall be the date on which the Company notifies the Employee of such termination or any later date specified therein, and (d) if the Employee's employment is terminated voluntarily by the Employee for reasons other than Good Reason, the Date of Termination shall be the date on which the Employee notifies the Company of such termination or any later date specified therein (which date shall not be later than 30 days after the giving of such notice) as the case may be.

                                   ARTICLE IV
                          OBLIGATIONS UPON TERMINATION

         1. DEATH. If the Employee's status as an employee is terminated by reason of the Employee's death, this Agreement shall terminate without further obligation to the Employee's legal representatives under this Agreement, other than the obligation to pay accrued salary through the Date of Termination and to make any payments due pursuant to employee benefit plans maintained by the Company or its subsidiaries.

         2. DISABILITY. If Employee's status as an employee is terminated by reason of Employee's Disability, this Agreement shall terminate without further obligation to the Employee, other than the obligation to pay accrued salary through the Date of Termination and to make any payments due pursuant to employee benefit plans maintained by the Company or its subsidiaries.

         3. TERMINATION BY THE COMPANY FOR REASONS OTHER THAN DEATH, DISABILITY OR CAUSE; TERMINATION BY THE EMPLOYEE FOR GOOD REASON. If the Company terminates the Employee's status as an employee for reasons other than death, Disability or Cause, or the Employee terminates his employment for Good Reason, then the Company shall pay to the Employee an amount equal to a single year's Base Salary in effect at the Date of Termination, payable in equal installments over a two-year period beginning on the first regular payroll date that is at least six months after the Date of Termination and thereafter (1) at such intervals as other salaried employees of the Company are paid.

         4. CAUSE. If the Employee's status as an employee is terminated by the Company for Cause, this Agreement shall terminate without further obligation to the Employee other than for accrued salary through the Date of Termination, obligations imposed by law and obligations imposed pursuant to any employee benefit plan maintained by the Company or its subsidiaries.

         5. RESIGNATION FROM BOARD OF DIRECTORS. If Employee is a director of the Company and his employment is terminated for any reason other than death, the Employee shall, if requested by the Company, immediately resign as a director of the Company. If such resignation is not received when so requested, the Employee shall forfeit any right to receive any payments pursuant to this Agreement.

----------

(1) This deferral is now required under the American Jobs Creation Act of 2004.

                                    ARTICLE V
              NONDISCLOSURE, NONCOMPETITION AND PROPRIETARY RIGHTS

         1. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

                  (a) "Confidential Information" means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its subsidiaries, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its subsidiaries (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its subsidiaries or any of their consultants, agents or independent contractors or by Employee, and whether or not marked confidential, including without limitation information relating to the Company's or its subsidiaries' products and services, business plans, business acquisitions, joint ventures, processes, product or service research and development ideas, methods or techniques, training methods and materials, and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants' reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, customer records, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

                  (b) "Death Care Business" means (i) the owning and operating of funeral homes and cemeteries, including combined funeral home and cemetery facilities, (ii) the offering of services and products to meet families' funeral needs, including prearrangement, family consultation, the sale of caskets and related funeral and cemetery products and merchandise (whether at physical locations or by means of the Internet), the removal, preparation and transportation of remains, cremation, the use of funeral home facilities for visitation and worship, and related transportation services, (iii) the marketing and sale of funeral services and cemetery property or merchandise on an at-need or prearranged basis, (iv) providing, managing and administering financing arrangements (including trust funds, escrow accounts, insurance and installment sales contracts) for prearranged funeral plans and cemetery property and merchandise, (v) providing interment services, the sale (on an at-need or prearranged basis) of cemetery property including lots, lawn crypts, family and community mausoleums and related cemetery merchandise such as monuments, memorials and burial vaults, (vi) the maintenance of cemetery grounds pursuant to perpetual care contracts and laws or on a voluntary basis, and (vii) offering mausoleum design, construction and sales services.

         2. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. During the Employment Term, Employee shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which shall have been obtained by Employee during Employee's employment

(whether prior to or after the Agreement Date) and shall use such Confidential Information solely within the scope of his employment with and for the exclusive benefit of the Company. For a period of five years after the Employment Term, commencing with the Date of Termination, Employee agrees (a) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (b) to deliver promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records Employee has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require Employee to disclose or otherwise make available any Confidential Information, Employee shall give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

         3. LIMITED COVENANT NOT TO COMPETE. During the Employment Term and for a period of two years thereafter, commencing with the Date of Termination, Employee agrees that, with respect to each State of the United States or other jurisdiction, or specified portions thereof, in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries, as identified in Appendix B attached hereto and forming a part of this Agreement, and in which the Company or any of its subsidiaries engages in the Death Care Business on the Date of Termination (collectively, the "Subject Areas"), Employee will restrict his activities within the Subject Areas as follows:

                  (a) Employee will not, directly or indirectly, for himself or others, own, manage, operate, control, be employed in an executive, managerial or supervisory capacity by, consult with, or otherwise engage or participate in or allow his skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation or control of, any company or other business enterprise engaged in the Death Care Business within any of the Subject Areas; provided, however, that nothing contained herein shall prohibit Employee from making passive investments as long as Employee does not beneficially own more than 2% of the equity interests of a business enterprise engaged in the Death Care Business within any of the Subject Areas. For purposes of this paragraph, "beneficially own" shall have the same meaning ascribed to that term in Rule 13d-3 under the Exchange Act.

                  (b) Employee will not call upon any customer of the Company or its subsidiaries for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company or its subsidiaries;

                  (c) Employee will not solicit, induce, influence or attempt to influence any supplier, lessor, lessee, licensor, partner, joint venturer, potential acquiree or any other person who has a business relationship with the Company or its subsidiaries, or who on the Date of Termination is engaged in discussions or negotiations to enter into a business relationship with the Company or its subsidiaries, to discontinue or reduce or limit the extent of such relationship with the Company or its subsidiaries; and

                  (d) Employee will not make contact with any of the employees of the Company or its subsidiaries with whom he had contact during the course of his employment with the Company for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise disrupting such employee's relationship with the Company or its subsidiaries.

                  (e) Employee further agrees that, for a period of one year from and after the Date of Termination, Employee will not hire, on behalf of himself or any person or entity engaged in the Death Care Business with which Employee is associated, any employee of the Company or its subsidiaries as an employee or independent contractor, whether or not such engagement is solicited by Employee; provided, however, that the restriction contained in this subsection (e) shall not apply to Company employees who reside in, or are hired by Employee to perform work in, any of the Subject Areas located within the States of Virginia, Arkansas or Georgia.

         Employee agrees that he will from time to time upon the Company's request promptly execute any supplement, amendment, restatement or other modification of Appendix B as may be necessary or appropriate to correctly reflect the jurisdictions which, at the time of such modification, should be covered by Appendix B and this Article V Section 3. Furthermore, Employee agrees that all references to Appendix B in this Agreement shall be deemed to refer to Appendix B as so supplemented, amended, restated or otherwise modified from time to time.

         4. INJUNCTIVE RELIEF; OTHER REMEDIES. Employee acknowledges that a breach by Employee of Section 2 or 3 of this Article V would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, Employee agrees that, in the event of a breach or threatened breach by Employee of the provisions of Section 2 or 3 of this Article V during or after the Employment Term, the Company shall be entitled to injunctive relief restraining Employee from such violation without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by Employee, including without limitation the recovery of damages and/or costs and expenses, such as reasonable attorneys' fees, incurred by the Company as a result of any such breach or threatened breach. In addition to the exercise of the foregoing remedies, the Company shall have the right upon the occurrence of any such breach or threatened breach to cancel any unpaid salary, bonus, commissions or reimbursements otherwise outstanding at the Date of Termination. In particular, Employee acknowledges that the payments provided under Article IV Section 3 are conditioned upon Employee fulfilling any noncompetition and nondisclosure agreements contained in this Article V. In the event Employee shall at any time materially breach or threaten to breach any noncompetition or nondisclosure agreements contained in this Article V, the Company may suspend or eliminate payments under Article IV during the period of such breach or threatened breach. Employee acknowledges that any such suspension or elimination of payments would be an exercise of the

Company's right to suspend or terminate its performance hereunder upon Employee's breach of this Agreement; such suspension or elimination of payments would not constitute, and should not be characterized as, the imposition of liquidated damages.

         5. REQUESTS FOR WAIVER IN CASES OF UNDUE HARDSHIP. In the event that Employee should find any of the limitations of Article V Section 3 (including without limitation the geographic restrictions of Appendix B) to impose a severe hardship on Employee's ability to secure other employment, Employee may make a request to the Company for a waiver of the designated limitations before accepting employment that otherwise would be a breach of Employee's promises and obligations under this Agreement. Such request must be in writing and clearly set forth the name and address of the organization with which employment is sought and the location, position and duties that Employee will be performing. The Company will consider the request and, in its sole discretion, decide whether and on what conditions to grant such waiver.

         6. GOVERNING LAW OF THIS ARTICLE V; CONSENT TO JURISDICTION. Any dispute regarding the reasonableness of the covenants and agreements set forth in this Article V (including Appendix B hereto), or the territorial scope or duration thereof, or the remedies available to the Company upon any breach of such covenants and agreements, shall be governed by and interpreted in accordance with the laws of the State of the United States or other jurisdiction in which the alleged prohibited competing activity or disclosure occurs, and, with respect to each such dispute, the Company and Employee each hereby irrevocably consent to the exclusive jurisdiction of the state and federal courts sitting in the relevant State (or, in the case of any jurisdiction outside the United States, the relevant courts of such jurisdiction) for resolution of such dispute, and agree to be irrevocably bound by any judgment rendered thereby in connection with such dispute, and further agree that service of process may be made upon him or it in any legal proceeding relating to this
Article V and/or Appendix B by any means allowed under the laws of such jurisdiction. Each party irrevocably waives any objection he or it may have as to the venue of any such suit, action or proceeding brought in such a court or that such a court is an inconvenient forum.

         7. EMPLOYEE'S UNDERSTANDING OF THIS ARTICLE. Employee hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Article V (including Appendix B hereto). Employee acknowledges that the geographic scope and duration of the covenants contained in Article V
Section 3 are the result of arm's-length bargaining and are fair and reasonable in light of (i) the importance of the functions performed by Employee and the length of time it would take the Company to find and train a suitable replacement, (ii) the nature and wide geographic scope of the operations of the Company and its subsidiaries, (iii) Employee's level of control over and contact with the business and operations of the Company and its subsidiaries in a significant number of jurisdictions where same are conducted and (iv) the fact that all facets of the Death Care Business are conducted by the Company and its subsidiaries throughout the geographic area where competition is restricted by this Agreement. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and, therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Article V (including Appendix B hereto) invalid or unenforceable.

                                   ARTICLE VI
                                   ARBITRATION

         1. BINDING AGREEMENT TO ARBITRATE. Any claim or controversy arising out of any provision of this Agreement (other than Article V hereof), or the breach or alleged breach of any such provision, shall be settled by arbitration administered by the American Arbitration Association (the "AAA") under its National Rules for the Resolution of Employment Disputes (the "Rules"), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

         2. SELECTION AND QUALIFICATIONS OF ARBITRATORS. If no party to the arbitration makes a claim in excess of $1.0 million, exclusive of interest and attorneys' fees, the proceedings shall be conducted before a single neutral arbitrator selected in accordance with the Rules. If any party makes a claim that exceeds $1.0 million, the proceedings shall be conducted before a panel of three neutral arbitrators, one of whom shall be selected by each party within 15 days after commencement of the proceeding and the third of whom shall be selected by the first two arbitrators within 10 days after their appointment. If the two arbitrators selected by the parties are unable or fail to agree on the third arbitrator, the third arbitrator shall be selected by the AAA. Each arbitrator shall be a member of the bar of the State of Louisiana and actively engaged in the practice of employment law for at least 15 years.

         3. LOCATION OF PROCEEDINGS. The place of arbitration shall be New Orleans, Louisiana.

         4. REMEDIES. Any award in an arbitration initiated under this Article VI shall be limited to actual monetary damages, including if determined appropriate by the arbitrator(s) an award of costs and fees to the prevailing party. "Costs and fees" mean all reasonable pre-award expenses of the arbitration, including arbitrator's fees, administrative fees, travel expenses, out-of-pocket expenses such as copying, telephone, witness fees and attorneys' fees. The arbitrator(s) will have no authority to award consequential, punitive or other damages not measured by the prevailing party's actual damages, except as may be required by statute.

         5. OPINION. The award of the arbitrators shall be in writing, shall be signed by a majority of the arbitrators, and shall include findings of fact and a statement of the reasons for the disposition of any claim.

                                  ARTICLE VII
                                 MISCELLANEOUS

         1. BINDING EFFECT.

                  (a) This Agreement shall be binding upon and inure to the benefit of the Company and any of its successors or assigns.

                  (b) This Agreement is personal to the Employee and shall not be assignable by the Employee without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution.

                  (c) The Company shall require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or businesses of the Company (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Employee. In the event of any such assignment or succession, the term "Company" as used in this Agreement shall refer also to such successor or assign.

         2. NOTICES. All notices hereunder must be in writing and shall be deemed to have been given upon receipt of delivery by: (a) hand (against a receipt therefor), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) telecopy transmission with confirmation of receipt. All such notices must be addressed as follows:

         If to the Company, to:

         Stewart Enterprises, Inc.
         1333 South Clearview Parkway
         Jefferson, LA 70121
         Attn:  Chief Executive Officer

         If to the Employee, to:

         Thomas M. Kitchen
         6627 Canal Boulevard
         New Orleans, Louisiana 70124

or such other address as to which any party hereto may have notified the other in writing.

         3. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Louisiana without regard to principles of conflict of laws, except as expressly provided in Article V Section 6 above with respect to the resolution of disputes arising under, or the Company's enforcement of, Article V of this Agreement.

         4. WITHHOLDING. The Employee agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.

         5. SEVERABILITY. If any term or provision of this Agreement (including without limitation those contained in Appendix B), or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, Employee and the Company intend for any court construing this Agreement to modify or limit such provision temporally, spatially or otherwise so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

         6. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

         7. REMEDIES NOT EXCLUSIVE. Except as provided in Article VI hereof, no remedy specified herein shall be deemed to be such party's exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties shall have all other rights and remedies provided to them by applicable law, rule or regulation.

         8. COMPANY'S RESERVATION OF RIGHTS. Employee acknowledges and understands that the Employee serves at the pleasure of the Board and that the Company has the right at any time to terminate Employee's status as an employee of the Company, or to change or diminish his status during the Employment Term, subject to the rights of the Employee to claim the benefits conferred by this Agreement.

         9. JURY TRIAL WAIVER. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

         10. SURVIVAL. The rights and obligations of the Company and Employee contained in Article V of this Agreement shall survive the termination of the Agreement. Following the Date of Termination, each party shall have the right to enforce all rights, and shall be bound by all obligations, of such party that are continuing rights and obligations under this Agreement.

         11. PRIOR EMPLOYMENT AGREEMENT. Effective as of the Agreement Date, this Agreement supersedes any prior employment agreement between the Employee and the Company.

         12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         13. AMERICAN JOBS CREATION ACT OF 2004. In the event that any of the compensation or benefits payable to the Employee hereunder are considered to be non-qualified deferred compensation subject to the American Jobs Creation Act of 2004 (the "Jobs Act") and any regulations issued or to be issued by the Department of the Treasury thereunder, the Company and the Employee shall negotiate in good faith and agree to such amendments to this Agreement as they and their respective tax counsel deem necessary to avoid the imposition of additional taxes and penalties under the Jobs Act or such regulations, while preserving the economic benefits intended to be conferred on the Employee by this Agreement.

         IN WITNESS WHEREOF, the Company and the Employee have caused this Agreement to be executed on the dates set forth below and effective as of the Agreement Date.

                                           STEWART ENTERPRISES, INC.



Dated: January 7, 2005                     By: /s/ JAMES W.MCFARLAND
                                               ---------------------------------
                                                      James W. McFarland
                                                Compensation Committee Chairman

                                           EMPLOYEE:



Dated: January 7, 2005                         /s/ THOMAS M. KITCHEN
                                           -------------------------------------
                                                   Thomas M. Kitchen

                       APPENDIX A TO EMPLOYMENT AGREEMENT
                        BETWEEN STEWART ENTERPRISES, INC.
                                       AND
                                THOMAS M. KITCHEN

                  BASE SALARY, BONUS COMPENSATION AND BENEFITS

1. Effective December 2, 2004, Employee's titles shall be Executive Vice President and Chief Financial Officer, and Employee's Base Salary shall be $300,000. Employee's principal work location shall be the New Orleans, Louisiana metropolitan area.

2. For Fiscal Year 2005 ("FY 2005"), the Employee shall be eligible to receive a maximum Bonus of up to 100% of Base Salary.

         (a)  The Bonus available for award will be determined as follows:


                 FY 2005 Reported EPS          Bonus Available
                 -----------------------       ---------------
                 Less than          $.46          $       0

                 Equals or exceeds   .46            300,000

         (b) The portion of the Bonus available that will be awarded will depend on the performance measures set forth below:

              (1) 75% of the Bonus available ($225,000) for FY 2005 will be determined based on the achievement of the following reported EPS levels (i.e., that EPS level, rounded to the nearest whole cent, reported in the Company's year-end earnings release, adjusted as appropriate pursuant to 2(c) hereof):



                                                      % of 75% of         Bonus Award
                  FY 2005 Diluted Reported EPS      Bonus Potential       Based on EPS
                  ----------------------------      ---------------       ------------
                  Equals or exceeds       $.46           20.00%            $  45,000
                  Equals or exceeds       $.47           35.00%            $  78,750
                  Equals or exceeds       $.48           50.00%            $ 112,500
                  Equals or exceeds       $.49           66.67%            $ 150,000
                  Equals or exceeds       $.50           83.33%            $ 187,500
                  Equals or exceeds       $.51          100.00%            $ 225,000

              (2) 25% of the Bonus available ($75,000) will be discretionary, based on Qualitative Factors established by the Compensation Committee.

         (c) Non-recurring items approved for exclusion by the Compensation Committee in its sole discretion shall be excluded from diluted earnings per share for purposes of this calculation. Diluted earnings per share shall be calculated by the Company's Chief Financial Officer taking into account any such exclusions and shall be binding on all Employees absent manifest error.


                                          Agreed to and accepted:

                                          STEWART ENTERPRISES, INC.


Effective date: December 2, 2004          By:  /s/ JAMES W. MCFARLAND
                                              -------------------------------
                                                 James W. McFarland
                                              Compensation Committee Chairman


                                          EMPLOYEE


Effective date: December 2, 2004          /s/ THOMAS M. KITCHEN
                                          ------------------------------------
                                               Thomas M. Kitchen

                       APPENDIX B TO EMPLOYMENT AGREEMENT
                        BETWEEN STEWART ENTERPRISES, INC.
                                       AND
                                THOMAS M. KITCHEN

                        Jurisdiction In Which Competition
                            Is Restricted As Provided
                             In Article V Section 3

A.       States and Territories of the United States:

1.            Louisiana-- The following parishes in the State of Louisiana:

         Orleans, St. Bernard, St. Tammany, Plaquemines, Jefferson, Lafourche, St. Charles, St. John the Baptist, Tangipahoa

         as well as any other parishes in the State of Louisiana in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

2.            Florida-- The following counties in the State of Florida:

         Seminole, Dade, Hillsborough, Duval, Orange, Pinellas, Indian River, Palm Beach, Volusia, Lake, Brevard, Broward, Monroe, Collier, Pasco, Manatee, Polk, Hardee, Nassau, Baker, Clay, St. Johns, St. Lucie, Osceola, Ockeechobee, Martin, Hendry, Marion, Alachua, Putnam, Levy, Hernando, Citrus, Sumter, Sarasota, DeSoto, Highlands, Charlotte, Glades

         as well as any other counties in the State of Florida in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

3.            Texas-- The following counties in the State of Texas:

         Kaufman, Dallas, Collin, Tarrant, Lamar, Harris, Denton, Johnson, Rockwall, Brazoria, Henderson, Van Zandt, Hunt, Ellis, Fannin, Wise, Parker, Red River, Delta, Galveston, Ft. Bend, Waller, Montgomery, Liberty, Chambers, Cooke, Hood, Bosque, Hill, Matagorda, Franklin, Wharton, Somervell

AGREED TO AND ACCEPTED:

STEWART ENTERPRISES, INC.                      EMPLOYEE

BY:
    --------------------------------           --------------------------------
    JAMES W. MCFARLAND                         EFFECTIVE DATE: DECEMBER 2, 2004
    COMPENSATION COMMITTEE CHAIRMAN
    EFFECTIVE DATE: DECEMBER 2, 2004
          as well as any other counties in the State of Texas in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

4.            Maryland-- The following counties in the State of Maryland:

         Baltimore, Baltimore City, Howard, Prince George's, Anne Arundel, Montgomery, Carroll, Frederick, Harford, Calvert, Charles, Kent, Queen Anne's, Talbot, Wicomico, Worcester, Somerset, Dorchester

         as well as any other counties in the State of Maryland in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

5.            Virginia-- The following counties in the State of Virginia:

         Chesterfield, Roanoke, Rockingham, Fairfax, Tazewell, Goochland, Pulaski, Albemarle, Hanover, Henrico, Dinwiddie, Amelia, Powhatan, Charles City, Prince George, Bedford, Montgomery, Franklin, Botetourt, Craig, Floyd, Augusta, Shenandoah, Page, Greene, Prince William, Bland, Russell, Fluvanna, Louisa, Wythe, Giles, Carroll, Orange, Buckingham, Nelson, King William, New Kent, Spotsylvania, Caroline, Buchanan, Loudoun, Arlington, Smith

         as well as any other counties in the State of Virginia in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

6.            West Virginia-- The following counties in the State of West
                              Virginia:

         Raleigh, Kanawha, Fayette, Berkeley, Boone, Summers, Wyoming, Clay, Lincoln, Jackson, Putnam, Roane, Greenbrier, Nicholas, Logan, Wayne, McDowell, Morgan, Jefferson, Mercer, Mingo, Cabell, Mason

         as well as any other counties in the State of West Virginia in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

                                               EMPLOYEE


                                               /s/ THOMAS M. KITCHEN
                                               --------------------------------
                                               EFFECTIVE DATE: DECEMBER 2, 2004

7.            Puerto Rico-- The following towns in the Commonwealth of Puerto
                            Rico:

         Bayamon, San Juan, Cayey, Canovanas, Ponce, Caguas, Carolina, Humacao, Toa Baja, Toa Alta, Naranjito, Aguas Buenas, Guaynabo, Comereo, Catano, Vega Alta, Patilla, San Lorenzo, Guayama, Salinas, Aibonito, Loita, Rio Grande, Las Marias, Juncos, Juana Diaz, Jajuja, Utuado, Adjuntas, Puenulas, Trujillo, Alto, Gurabo, Cidra, Yagucoa, Naguabo, Mayaguez, Anasco, Maricao, Hormiguero, San German, Cabo Rojo, Loiza, Las Piedras, Ceiba, Naguabo, Luquillo, San Juan

         as well as any other towns in the Commonwealth of Puerto Rico in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

8.            North Carolina-- The following counties in the State of North
                               Carolina:

         Catawba, Wilson, Guilford, Haywood, Johnston, Wake, Wilkes, Craven, Nash, Iredell, Burke, Caldwell, Lincoln, Alexander, Cleveland, Greene, Wayne, Edgecombe, Pitt, Davidson, Randolph, Forsyth, Stokes, Rockingham, Caswell, Alamance, Jackson, Buncombe, Henderson, Transylvania, Swain, Madison, Sampson, Franklin, Durham, Harnett, Granville, Chatham, Alleghany, Surry, Ashe, Watauga, Yadkin, Pamilco, Halifax, Warren, Carteret, Jones, Lenoir, Beaufort, Vance, Lee, Moore, Cumberland, Davie

         as well as any other counties in the State of North Carolina in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

9.            South Carolina-- The following counties in the State of South
                               Carolina:

         Greenville, Charleston, Aiken, Pickens, Laurens, Spartanburg, Anderson, Abbeville, Berkeley, Dorchester, Colleton, Edgefield, Saluda, Lexington, Orangeburg, Barnwell, Richland, Fairfield, Kershaw, Sumter, Calhoun, Newberry, Oconee, Georgetown

         as well as any other counties in the State of South Carolina in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

                                               EMPLOYEE


                                               /s/ THOMAS M. KITCHEN
                                               --------------------------------
                                               EFFECTIVE DATE: DECEMBER 2, 2004

10.           Tennessee-- The following counties in the State of Tennessee:

         Davidson, Sumner, Robertson, Knox, Sullivan, Sevier, Wilson, Rutherford, Williamson, Cheatham, Trousdale, Macon, Montgomery, Jefferson, Grainger, Union, Anderson, Loudon, Blount, Roane, Greene, Washington, Carter, Johnson, Hawkins, Cocke, Cannon, Dekalb, Smith, Hamblen, Unicoi

         as well as any other counties in the State of Tennessee in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

11.           Arkansas-- The following counties in the State of Arkansas:

         Saline, Pulaski, Hot Spring, Garland, Perry, Grant, Lonoke, White, Jefferson, Faulkner, Dallas, Clark, Montgomery, Van Buren, Cleburne, Conway

         as well as any other counties in the State of Arkansas in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

12.           Georgia-- The following counties in the State of Georgia:

         Cobb, Cherokee, Henry, Dekalb, Fulton, Douglas, Paulding, Bartow, Pickens, Forsyth, Dawson, Gordon, Clayton, Rockdale, Newton, Butts, Spalding, Gwinnett, Fayette, Coweta, Carroll

         as well as any other counties in the State of Georgia in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

13.           Alabama-- The following counties in the State of Alabama:

         Mobile, Madison, Baldwin, Monroe, Washington, Jackson, Marshall, Morgan, Limestone, Clarke, Elmore, Montgomery, Macon, Coosa, Tallapoosa, Autauga, Chilton, Walker, Jefferson, Blount, Cullman, Winston, Tuscaloosa, Fayette, Marion, Wilcox, Marengo, Choctaw, Bibb, Talladega, St. Clair, Shelby, Perry, Hale

                                               EMPLOYEE


                                               /s/ THOMAS M. KITCHEN
                                               --------------------------------
                                               EFFECTIVE DATE: DECEMBER 2, 2004
         as well as any other counties in the State of Alabama in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

14.           Mississippi-- The following counties in the State of Mississippi:

         Hinds, Madison, Rankin, Simpson, Copiah, Claiborne, Warren, Yazoo

         as well as any other counties in the State of Mississippi in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

15.           Pennsylvania-- The following counties in the State of
                             Pennsylvania:

         Montgomery, Philadelphia, Bucks, Delaware, Chester, Berks, Lehigh, Northampton

         as well as any other counties in the State of Pennsylvania in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

16.           Kentucky-- The following counties in the State of Kentucky:

         Pike, Martin, Floyd, Knott, Letcher

         as well as any other counties in the State of Kentucky in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

17.           The District of Columbia

18.           Kansas-- The following counties in the State of Kansas:

         Douglas, Leavenworth, Johnson, Miami, Franklin, Wyandotte, Sedgwick, Cowley, Sumner, Butler, Harvey, Reno, Kingman

         as well as any other counties in the State of Kansas in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the

                                               EMPLOYEE


                                               /s/ THOMAS M. KITCHEN
                                               --------------------------------
                                               EFFECTIVE DATE: DECEMBER 2, 2004
         business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

19.           Missouri-- The following counties in the State of Missouri:

         Boone, Audrain, Callaway, Cole, Cooper, Howard, Moniteau, Randolph, Jackson, Lafayette, Johnson, Cass, Clay, Ray, Platte, Clinton, Morgan, Pettis, Saline

         as well as any other counties in the State of Missouri in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

20.           Nebraska-- The following counties in the State of Nebraska:

         Lancaster, Otoe, Sarpy, Gage, Saline, Seward, Saunders, Cass, Butler, Douglas, Washington, Dodge, Johnson

         as well as any other counties in the State of Nebraska in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

         Employee and the Company agree that, throughout the Employment Term, Employee shall comply with all of the requirements and restrictions set forth in Article V of the Agreement of which this Appendix A forms a part; however, Employee and the Company agree that, notwithstanding anything to the contrary contained in Article V, Section 3 of the Agreement, Employee shall be required to restrict his post-employment activities in the State of Nebraska only to: (i) complying with the restrictions set forth in Article V, Section 2 of the Agreement and
         (ii) refraining from calling upon any customer of the Company or its subsidiaries with whom Employee has done business and/or had personal contact for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company or its subsidiaries. The parties hereby acknowledge and agree that this modification to the restrictions of
         Article V, Section 3 as they relate to post-employment competition in the State of Nebraska is being entered into solely to comply with the limitations provided in Nebraska law on the extent to which noncompetition agreements may be enforced. This modification does not reflect the parties' agreement as to the extent of the limitations upon competition necessary to protect the legitimate interests of the Company; rather, the provisions of Article V of the Agreement reflect such agreement.

                                               EMPLOYEE


                                               /s/ THOMAS M. KITCHEN
                                               --------------------------------
                                               EFFECTIVE DATE: DECEMBER 2, 2004

21.           Iowa-- The following county in the State of Iowa:

         Polk, Jasper, Marion, Warren, Madison, Dallas, Story, Boone

         as well as any other counties in the State of Iowa in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

22.           Nevada-- The following counties in the State of Nevada:

         Clark, Lincoln, Nye

         as well as any other counties in the State of Nevada in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

23.           New Mexico-- The following counties in the State of New Mexico:

         Bernalillo, Sandoval, Sante Fe, Torrance, Los Alamos, Rio Arriba, Mora, San Miguel

         as well as any other counties in the State of New Mexico in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

24.           Oregon-- The following counties in the State of Oregon:

         Josephine, Washington, Douglas, Curry, Jackson, Klamath, Clatsop, Columbia, Multnomah, Clackamas, Yamhill, Tillamook

         as well as any other counties in the State of Oregon in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

25.           California-- The following counties in the State of California:

         Glenn, Plumas, Sutter, Yuba, Colusa, Tehama, Fresno, San Mateo, Contra Costa, San Joaquin, Stanislaus, Santa Clara, Mariposa, Orange, San Bernardino, Kern, Ventura,

                                               EMPLOYEE


                                               /s/ THOMAS M. KITCHEN
                                               --------------------------------
                                               EFFECTIVE DATE: DECEMBER 2, 2004

         Inyo, Riverside, Los Angeles, Monterey, Kings, Santa Barbara, Madera, Tulare, San Benito, Merced, San Luis Obispo, Nevada, Alameda, Sacramento, El Dorado, Amador, Yolo, Solano, San Diego, Imperial, Sonoma, Napa, Lake, Marin, Santa Cruz, Calaveras, Placer, Butte, Mendocino, San Francisco

         as well as any other counties in the State of California in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

         Employee and the Company agree that, throughout the Employment Term, Employee shall comply with all of the requirements and restrictions set forth in Article V of the Agreement of which this Appendix A forms a part; however, Employee and the Company agree that, notwithstanding anything to the contrary contained in Article V, Section 2 or 3 of the Agreement, Employee shall be required to restrict his post-employment activities in the State of California only to: (i) complying with the restrictions set forth in Article V, Section 2 of the Agreement to the extent that Confidential Information constitutes a trade secret under California law and (ii) complying with the restrictions set forth in
         Article V, Sections 3(c) and 3(d) of the Agreement. The parties hereby acknowledge and agree that these modifications to the restrictions of
         Article V, Sections 2 and 3 as they relate to post-employment disclosure and competition in the State of California are being entered into solely to comply with the limitations provided in California law on the extent to which nondisclosure and noncompetition agreements may be enforced. These modifications do not reflect the parties' agreement as to the extent of the limitations upon disclosure and competition necessary to protect the legitimate interests of the Company; rather, the provisions of Article V of the Agreement reflect such agreement.

26.           Illinois-- The following counties in the State of Illinois:

         Cook, Lake, McHenry, Kane, DuPage, Will

         as well as any other counties in the State of Illinois in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

27.           Washington-- The following counties in the State of Washington:

         King, Snohomish, Kittitas, Pierce, Kitsap, Skagit, Chelan, Island

                                               EMPLOYEE


                                               /s/ THOMAS M. KITCHEN
                                               --------------------------------
                                               EFFECTIVE DATE: DECEMBER 2, 2004
         as well as any other counties in the State of Washington in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

28.           Wisconsin-- The following counties in the State of Wisconsin:

         Waukesha, Dodge, Ozaukee, Jefferson, Washington, Racine, Walworth, Milwaukee, Winnebago, Fond du Lac, Green Lake, Calumet, Waushara, Outagamie, Waupaca, Kenosha

         as well as any other counties in the State of Wisconsin in which the Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries as of the Date of Termination.

B.       Acknowledgment

         The Company and Employee acknowledge that Employee's voluntary compliance with Article V, Sections 2 and 3 constitutes a significant part of the consideration for the Company's agreement to make the payments specified in Article IV. Therefore, the Company and Employee acknowledge that it is the intent of this Agreement that if Employee engages in conduct described as prohibited conduct in Article V Section 2 or 3, the Company may suspend or eliminate payments under Article IV, including Section 3 of Article IV, during the period of such conduct, even if the parties' contractual prohibitions on such conduct are determined to be invalid, illegal or unenforceable under applicable law.

         Furthermore, the parties acknowledge that any provision in this Appendix B that permits Employee to engage, after the Date of Termination, in a particular jurisdiction, in conduct otherwise prohibited by Article V Section 2 or 3 (for example, as in California and Nebraska) has been agreed to solely in order to comply with the limitations provided in the law of that jurisdiction on the extent to which nondisclosure and noncompetition agreements may be enforced. Therefore, the parties acknowledge that, although Employee may be permitted pursuant to this Appendix B to engage, after the Date of Termination, in certain jurisdictions (such as California and Nebraska), in conduct otherwise prohibited by Article V Section 2 or 3, if Employee does engage in conduct prohibited by the provisions of
         Article V Section 2 or 3 (as such provisions appear in the Agreement without giving effect to any modifications to such provisions made by this Appendix B), Employee will forfeit his or her right to payments under Article IV, including Section 3 of Article IV, during the period of such conduct.


                                               EMPLOYEE


                                               /s/ THOMAS M. KITCHEN
                                               --------------------------------
                                               EFFECTIVE DATE: DECEMBER 2, 2004

                       APPENDIX C TO EMPLOYMENT AGREEMENT
                        BETWEEN STEWART ENTERPRISES, INC.
                                       AND
                                THOMAS M. KITCHEN

                   Supplemental Executive Retirement Agreement
                      as provided in Article II, Section 4


                   SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

         THIS AGREEMENT (the "Agreement") is effective as of December 2, 2004 by and between Stewart Enterprises, Inc., a Louisiana corporation (the "Employer"), and Thomas M. Kitchen ("Employee").

         WHEREAS, in connection with Employer's entering into an Employment Agreement with the Employee pursuant to which Employee will serve as Executive Vice President and Chief Financial Officer of the Employer, Employer wishes to provide Employee with certain unfunded retirement benefits

         NOW, THEREFORE, in consideration of the premises, it is agreed by and between the parties as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 An ACTUARIALLY EQUIVALENT benefit means a benefit having the same value as the benefit to which it is compared. Actuarial equivalence shall be determined using a mortality table and an interest rate that are selected from time to time by the Compensation Committee and that meet the requirements for valuing a lump sum distribution under Internal Revenue Code Section 417(e), as elaborated by IRS regulations and other applicable rules. Pursuant to current Treasury Regulation Section 1.417(e)-1(d), the interest rate shall be the annual interest rate on 30-year Treasury securities (or a replacement basket of securities identified by the IRS for use under Code Section 417(e)) for the month prior to the calendar year for which the determination is to be made.

         1.2 ANNUITY STARTING DATE means the first day of the second month immediately following the month in which occurs the Employee's Termination of Employment. The Compensation Committee has the discretion to defer the Annuity Starting Date for up to two months, if it determines that extra time is needed to determine the benefit or the form of the benefit.

         1.3 BENEFICIARY means any of the following;

                  (a) In the case of a 10-Years-Certain-and-Life Annuity (including a pre-retirement death benefit under Paragraph 4.1(b) of Article 4), the person or persons designated by the Employee (on his or her Benefit Election Form) to receive the remainder of the 120 guaranteed monthly payments if the Employee dies before the 120th month. If no person is effectively named by the Employee as the Beneficiary, the Beneficiary shall be the Employee's surviving spouse, if any, and otherwise the Employee's heirs or legatees. If a Beneficiary dies after the Employee but before full payment has been made, the share of the remaining payments that would have been paid to the Beneficiary if he had survived shall be paid to the person or persons who would have received that share of the benefit if the Beneficiary had predeceased the Employee.

                  (b) In the case of a Joint-and-Survivor Annuity, the person named by the Employee (on his Benefit Election Form) as his joint annuitant, if that person survives the Employee.

         1.4 BENEFIT ELECTION FORM means the form set forth as Exhibit A, or any successor form provided by the Compensation Committee, on which the Employee elects the manner in which his benefit under this Agreement will be paid.

         1.5 FINAL AVERAGE PAY means the Employee's average monthly base salary for the 36 full months immediately preceding the Employee's Termination of Employment.

         1.6 NORMAL FORM of benefit means a monthly pension commencing on the Employee's Annuity Starting Date, and paid on the first day of each following month, terminating with the payment made in the month of the Employee's death. No death benefit is payable under the Normal Form.

         1.7 OPTIONAL FORM of benefit means either the 10-Years-Certain-and-Life Annuity or the Joint-and-Survivor Annuity, described in Paragraph 2.3 of Article 2, below.

         1.8 TERMINATION OF EMPLOYMENT means the termination of the employment of the Employee with the Employer, unless the Employee is transferred to an affiliate of the Employer and the Compensation Committee determines that employment by the affiliate is to be treated the same as employment by the Employer.

                                    ARTICLE 2
                               RETIREMENT BENEFIT

         2.1 Upon the Termination of Employment of the Employee, the Employee shall be entitled to the vested portion of his retirement benefit commencing on his Annuity Starting Date.

         2.2 The Employee's fully vested retirement benefit paid in the Normal Form shall be 40% of Final Average Pay.

         2.3 Instead of payment in the Normal Form, if the Employee's Termination of Employment occurs on or after his 65th birthday, the Employee may elect to receive the benefit in either of the following two Optional Forms:

                  (a) As a Joint-and-Survivor Annuity, as follows: a monthly pension is paid to the Employee, commencing on his or her Annuity Starting Date, continuing on the first day of each following month, and terminating with the payment for the month of the

         Employee's death; and if the joint annuitant named by the Employee as of the Annuity Starting Date survives the Employee, the amount paid monthly to the Employee will be continued and paid to the joint annuitant on the first day of each following month, terminating with the payment for the month of the joint annuitant's death.

                  (b) As a 10-Years-Certain-and-Life Annuity, as follows: a monthly benefit is paid to the Employee, commencing on his or her Annuity Starting Date, continuing on the first day of each following month, and terminating with the later of the payment for the month of the Employee's death or the month for which the 120th monthly payment has been made. If the Employee dies prior to receiving 120 monthly payments, the remainder of the 120 payments are made to the Employee's Beneficiary, determined under Paragraph 1.3(a) of Article 1, above.

         2.4 In every case the form of pension must be elected by the Employee prior to his or her Annuity Starting Date and may not be changed thereafter. If the Employee makes no election prior to the Annuity Starting Date, the benefit shall be paid in the Normal Form.

         2.5 The Employee's pension paid in an Optional Form shall be Actuarially Equivalent to the pension paid in the Normal Form.

                                    ARTICLE 3
                          VESTING OF RETIREMENT BENEFIT

         3.1 The Employee's retirement benefit, commencing at the Annuity Starting Date, shall be a percentage of his Final Average Pay, which shall be calculated according to the following schedule:

                Years of Service         % of Final Average Pay
                ----------------         ----------------------
                   0 - 5                          0
                     5                           20%
                     6                           24%
                     7                           28%
                     8                           32%
                     9                           36%
                    10 or more                   40%

         3.2 If the Employee terminates employment prior to the five-year anniversary of the date of this Agreement, he is not eligible to receive a benefit under this Agreement, except as otherwise provided in Article 9 hereof.

                                    ARTICLE 4
                                      DEATH

         4.1 Upon the death of the Employee prior to his Termination of Employment for any other reason, if the Employee had a vested retirement benefit on such date of death, the Employee's Beneficiary shall receive a death benefit that shall commence as of the month following the month of death, and shall be determined as follows:

                  (a) If the Employee is survived by his spouse, and the surviving spouse is the only Beneficiary, the surviving spouse shall be entitled to a monthly benefit for her life, equal to the pension the surviving spouse would have received if the Employee had retired on the date of his death and had elected a Joint-and-Survivor Annuity with the surviving spouse as the Beneficiary, and had died before his Annuity Starting Date.

                  (b) If Paragraph 4.1(a) of this Article 4 does not apply, the death benefit shall be paid to the Employee's Beneficiary for 120 months, determined as if the Employee had retired on the date of his death and had elected to receive his or her benefit in the form of a 10-Years-Certain-and-Life Annuity but died before his or her Annuity Starting Date.

         4.2 Upon the death of the Employee after his Annuity Starting Date, a benefit will be paid only if the Employee elected an Optional Form of benefit under which a benefit is due to a Beneficiary.

                                    ARTICLE 5
                          AMENDMENT AND DISCONTINUANCE

         5.1 The Employer expects to continue this Agreement indefinitely but reserves the right, acting through the Compensation Committee, to amend or discontinue it, except as provided in Section 9.3 hereof and provided, however, that a vested benefit can be affected without the Employee's consent only as set forth below, and subject to Article 8 hereof.

         5.2 If the Compensation Committee should discontinue this Agreement, the Employer shall be obligated to pay all benefits that have already commenced.

         5.3 The Compensation Committee can terminate this Agreement at any time in its discretion without the Employee's consent, if the Employee has not had a Termination of Employment. In that event a benefit shall be paid, as set forth in Paragraph 5.4 below, to the Employee only if he is vested with respect to all or a portion of his benefits hereunder as of the date such action is taken.

         5.4 In the event of the termination of this Agreement, the benefit under Paragraph 5.3 of this Article 5 shall be based on the Employee's Final Average Pay determined as of the date of termination of this Agreement. Nevertheless, the Annuity Starting Date, the retirement benefit, the discount (if any), and the form of the benefit, shall be determined in the normal way upon the Employee's Termination of Employment.

         5.5 Except as otherwise provided in Article 9 in the event of a Change of Control, if as of the date the Agreement is terminated, the Employee's benefits hereunder have not vested, the Employee shall receive no benefit under this Agreement.

                                    ARTICLE 6
                           RESTRICTIONS ON ASSIGNMENT

         The interest of the Employee or a Beneficiary hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily. Neither shall the benefits hereunder be liable for or subject to the claims of the creditors of any person to whom such benefits or funds are payable, except that (i) no amount shall be payable hereunder until and unless any and all amounts representing debts or other obligations owed to the Employer or any affiliate of the Employer by the Employee with respect to whom such amounts would otherwise be payable shall have been fully paid and satisfied, and (ii) no amounts shall be payable hereunder to any Employee (or the Employee's Beneficiary) if the Employee engages in any of the activities described in Article 7 hereof.

                                    ARTICLE 7
                          CONDITION OF NON-COMPETITION

         7.1 The Employee (and the Employee's Beneficiary) will lose the right to any unpaid benefits under the Agreement if the Employee engages in any Restricted Activities following his Termination of Employment.

         7.2 The term "Restricted Activities" means any one or more of the following activities:

                  (a) Employee, directly or indirectly, for himself or others, owns, manages, operates, controls, is employed in an executive, managerial or supervisory capacity by, consults with, or otherwise engages or participates in or allows his skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation or control of, any company or other business enterprise engaged in the Death Care Business within any of the Subject Areas; provided, however, a passive investment by the Employee is not a Restricted Activity s as long as Employee does not beneficially own more than 2% of the equity interests of a business enterprise engaged in the Death Care Business within any of the Subject Areas. For purposes of this paragraph, "beneficially own" shall have the same meaning ascribed to that term in Rule 13d-3 under the Securities Exchange Act of 1934.

                  (b) Employee calls upon any customer of the Company or its subsidiaries for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company or its subsidiaries.

                  (c) Employee solicits, induces, influences or attempts to influence any supplier, lessor, lessee, licensor, partner, joint venturer, potential acquiree or any other person who has a business relationship with the Company or its subsidiaries, or who on the date of Termination of Employment is engaged in discussions or negotiations to enter into a business relationship with the Company or its subsidiaries, to discontinue or reduce or limit the extent of such relationship with the Company or its subsidiaries.

                  (d) Employee makes contact with any of the employees of the Company or its subsidiaries with whom he had contact during the course of his employment with the Company for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise disrupting such employee's relationship with the Company or its subsidiaries.

         7.3 The following terms used in this Article 7 are defined as follows:

                  (a) "Subject Areas" means each State of the United States or other jurisdiction in which Employee regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or any of its subsidiaries, and in which the Company or any of its subsidiaries engages in the Death Care Business (as hereinafter defined) on the date of Termination of Employment.

                  (b) "Death Care Business" means (i) the owning and operating of funeral homes and cemeteries, including combined funeral home and cemetery facilities, (ii) the offering of services and products to meet families' funeral needs, including prearrangement, family consultation, the sale of caskets and related funeral and cemetery products and merchandise (whether at physical locations or by means of the Internet), the removal, preparation and transportation of remains, cremation, the use of funeral home facilities for visitation and worship, and related transportation services, (iii) the marketing and sale of funeral services and cemetery property or merchandise on an at-need or prearranged basis, (iv) providing, managing and administering financing arrangements (including trust funds, escrow accounts, insurance and installment sales contracts) for prearranged funeral plans and cemetery property and merchandise, (v) providing interment services, the sale (on an at-need or prearranged basis) of cemetery property including lots, lawn crypts, family and community mausoleums and related cemetery merchandise such as monuments, memorials and burial vaults, (vi) the maintenance of cemetery grounds pursuant to perpetual care contracts and laws or on a voluntary basis, and (vii) offering mausoleum design, construction and sales services.

                                    ARTICLE 8
                               NATURE OF AGREEMENT

         The Employee and Beneficiaries under this Agreement have only an unsecured right to receive benefits from the Employer as general creditors of the Employer. The Agreement constitutes a mere promise to make payments in the future. The Employer may set aside funds, in a trust or otherwise, for the purpose of satisfying its obligations under this Agreement. The setting aside of amounts by the Employer with which to discharge its obligations hereunder shall not create any security for the payment of benefits, however. Any and all funds so set aside shall remain subject to the claims of the general creditors of the Employer, present and future. This provision shall not require the Employer to set aside any funds, but the Employer may set aside such funds if it chooses to do so.

                                    ARTICLE 9
                                CHANGE OF CONTROL

         9.1 Notwithstanding the provisions of Article 5, Article 8 or any other provisions of this Agreement to the contrary, if the Employee has a Termination of Employment within five years of the date hereof and following a Change of Control (as such term is defined in the Change of Control Agreement between the Employee and the Employer), the Employee shall receive the same benefits hereunder that the Employee would have received if the Employee had completed five years of service to the Employer hereunder.

         9.2 If the Employee's Termination of Employment occurs during the two-year period beginning with the Change of Control, the Employee shall receive as his only benefit under the Plan a lump sum that is Actuarially Equivalent to the Normal Form of benefit that the Employee otherwise would have been entitled to under the Plan (including, if applicable, Paragraph 9.1 of this Article 9). In computing the Normal Form for the purpose of this benefit, however, Final Average Pay shall be determined immediately before the Change of Control or immediately before the Termination of Employment, whichever produces the larger amount.

         9.3 During the two-year period following a Change of Control, the Employer shall have no right to terminate this Agreement.

                                   ARTICLE 10
                                 ADMINISTRATION

         The Compensation Committee of the Board of Directors of the Employer shall have full power and authority to interpret, construe and administer this Agreement, and its interpretations and constructions hereof and actions hereunder, including the timing, form, amount or receipt of any payment to be made hereunder, within the scope of its authority, shall be binding and conclusive for all purposes. The Compensation Committee may delegate its responsibilities hereunder to one or more employees of the Employer.

                                   ARTICLE 11
                                  MISCELLANEOUS

         11.1 If the Employee anticipates a Termination of Employment, the Employee should apply for a benefit using the Benefit Election Form provided by the Compensation Committee. Upon the death of the Employee when a benefit is payable to a Beneficiary, the Beneficiary should notify the Compensation Committee of the death. All claims for benefit shall be addressed to the Chairman of the Compensation Committee, Stewart Enterprises, Inc., 1333 South Clearview Parkway, Jefferson, Louisiana 70121. The procedures of making a claim, and for appealing from a partial or complete denial, are attached hereto as Exhibit B. The remedy of an employee who is unsatisfied after completing the appeal process is to enter binding arbitration with the Employer.

         11.2 If the Employer, through a mistake of law or fact, pays to the Employee or other person a benefit hereunder that the recipient is not entitled to, the recipient shall repay the mistaken amount to the Employer. The Employer may offset the future benefits of any recipient who refuses to return an erroneous payment, in addition to pursuing other remedies provided by law.

         11.3 Nothing contained herein shall be construed as conferring upon the Employee the right to continue in the employ of the Employer in any capacity.

         11.4 This Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns and the Employee and his or her heirs, executors, administrators and legal representatives.

         11.5 The Employee is being offered the benefits of this Agreement in consideration of agreeing to become an employee of the Employer and the non-competition covenant contained in Article 7 hereto, to which such Employee explicitly agrees by executing this Agreement.

         11.6 This Agreement shall be construed in accordance with and governed by the laws of the State of Louisiana, except to the extent that the Agreement is governed by the Employee Retirement Income Security Act of 1974 ("ERISA"). It is the Employer's intent that the Agreement shall be exempt from ERISA's provisions to the maximum extent permitted by law. The Agreement is intended to be unfunded for federal income tax purposes and for the purposes of Title I of ERISA, and is intended to provide a pension benefit only for a select group of management or highly compensated employees, so as to be exempt from Parts 2, 3 and 4 of Title I of ERISA, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.

         11.7 This Agreement, and any amendment hereto, shall also serve as the Agreement's Summary Plan Description. A copy of this Agreement and each amendment hereto shall be provided to the Employee.

         11.8 In the event that any of the compensation payable to the Employee hereunder is considered to be non-qualified deferred compensation subject to the American Jobs Creation Act of 2004 (the "Jobs Act") and any regulations issued or to be issued by the Department of the Treasury thereunder, the Employer and the Employee shall negotiate in good faith and agree to such amendments to this Agreement as they and their respective tax counsel deem necessary to avoid the imposition of additional taxes and penalties under the Jobs Act or such regulations, while preserving the economic benefits intended to be conferred on the Employee by this Agreement.


         Executed in duplicate originals in__________________, Louisiana, this _____ day of _____________, 200__.


WITNESSES:                                    STEWART ENTERPRISES, INC.

                                              By: The Compensation Committee
                                                  of the Board of Directors
-----------------------------


                                    By:         /s/ JAMES W. MCFARLAND
                                              ----------------------------------
                                                James W. McFarland,
                                                Chairman

WITNESSES:


                                             /s/ THOMAS M. KITCHEN
----------------------------                 ------------------------
                                                 Thomas M. Kitchen

----------------------------

                            STEWART ENTERPRISES, INC.
                         EXECUTIVE RETIREMENT AGREEMENT

                        EXHIBIT A - BENEFIT ELECTION FORM


Name:                                             SSN:
      ------------------------------------             -------------------------

Address:
         -----------------------------------------------------------------------

Date of Termination of Employment:
                                    ------------------------------

Form of Benefit (Elect One):

[ ]      For my life only

[ ]      For my life, but no less than 120 months

         In the event of my death before 120 payments have been made, the beneficiary or beneficiaries of the remaining payments shall be:


         -----------------------------------------------------------------------

[ ] For my life, and at my death to the following individual for his or her life, if he or she survives me:


         -----------------------------------------------------------------------


                                                  ------------------------------
                                                       Thomas M. Kitchen

                                                  ------------------------------
                                                             Date

                            STEWART ENTERPRISES, INC.
                   SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

         EXHIBIT B - CLAIMS PROCEDURES

         (a) FILING OF A CLAIM FOR BENEFITS

                  Claims for benefits under the Agreement are to be presented in writing by the claimant or an authorized representative to the Chairman of the Compensation Committee of the Board of Directors of Stewart Enterprises, Inc.

         (b) NOTIFICATION TO CLAIMANT OF DECISION

                  If a claim is wholly or partially denied, a notice of the decision rendered in accordance with the rules set forth below will be furnished to the claimant not later than 90 days after receipt of the claim by the Chairman of the Compensation Committee.

                  If special circumstances require an extension of time for processing the claim, the Chairman of the Compensation Committee will give the claimant a written notice of the extension prior to the end of the initial 90 day period. In no event will the extension exceed an additional 90 days. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Chairman of the Compensation Committee expects to render its final decision.

                  If the notice of the denial of claim is not furnished in accordance with the procedure set out herein, the claim will be deemed denied and the claimant will be permitted to proceed to the review stage.

         (c) CONTENT OF NOTICE

                  The Chairman of the Compensation Committee will provide to a claimant who is denied a claim for benefits written or electronic notice setting forth in a clear and simple manner:

                  (1) The specific reason or reasons for denial;

                  (2) Specific reference to pertinent plan provisions on which denial is based;

                  (3) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such materials or information are necessary; and

                  (4) Appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review, including the right to bring a civil action under ERISA
                  Section 502(a) following an adverse determination on review.

         d) REVIEW PROCEDURE

                  After the claimant has received written notification of the denial of the claim, the claimant or a duly authorized representative will have 60 days within which to appeal, in writing, a denied claim to the full Compensation Committee. The Compensation Committee will afford the claimant a full and fair review of the denial of the claim. The claimant should include in his written appeal the following information to support his claim for benefits:

                  (1) A list of the issues in the claim denial that he chooses to contest, if any, and that he wishes the Compensation Committee to review on appeal;

                  (2) His position on each issue;

                  (3) Any additional facts that he believes support his position on each issue; and

                  (4) Any legal or other arguments he believes support his position on each issue.

                  The claimant or a duly authorized representative will be permitted to submit issues and comments relevant to the claim. Upon request, the claimant will be given reasonable access to, and copies of, all documents and information relevant to the claim for benefits, at no charge.

                  The review will consider all items submitted by the claimant, regardless of whether such information was submitted or considered in the initial benefit determination.

         (e) DECISION ON REVIEW

                  The decision on review by the Compensation Committee will be rendered as promptly as is feasible, but not later than 60 days after the receipt of a request for review unless the Compensation Committee in its sole discretion, determines that special circumstances require an extension of time for processing, in which case a decision will be rendered as promptly as is feasible, but not later than 120 days after receipt of a request for review.

                  If an extension of time for review is required because of special circumstances, written notice of the extension will be furnished to the claimant before termination of the initial 60-day review period.

                  The decision on review will be in written or electronic form. In the event of a claim denial, the decision shall contain: (1) specific reasons for the decision, written in a clear and simple manner; (2) specific references to the pertinent plan provisions on which the decision is based; (3) a statement that the claimant may request, at no charge,


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


         reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and (4) a description of the Agreement's appeal and arbitration procedures (if any), and the claimant's right to bring an action under ERISA Section 502(a).

                  If the decision on review is not furnished within the time period(s) set out in this section, the claim will be deemed denied on review.

If the claimant wishes to contest the Compensation Committee's decision on review, the claimant's claim shall be submitted to binding arbitration in accordance with the following procedures:

         (f) ARBITRATION

              (1) BINDING AGREEMENT TO ARBITRATE. Any claim or controversy arising out of any provision of this Agreement that cannot be resolved through the claims procedures provided above, shall be settled by arbitration administered by the American Arbitration Association (the "AAA") under its National Rules for the Resolution of Employment Disputes (the "Rules"), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

              (2) SELECTION AND QUALIFICATIONS OF ARBITRATORS. If no party to the arbitration makes a claim in excess of $1.0 million, exclusive of interest and attorneys' fees, the proceedings shall be conducted before a single neutral arbitrator selected in accordance with the Rules. If any party makes a claim that exceeds $1.0 million, the proceedings shall be conducted before a panel of three neutral arbitrators, one of whom shall be selected by each party within 15 days after commencement of the proceeding and the third of whom shall be selected by the first two arbitrators within 10 days after their appointment. If the two arbitrators selected by the parties are unable or fail to agree on the third arbitrator, the third arbitrator shall be selected by the AAA. Each arbitrator shall be a member of the bar of the State of Louisiana and actively engaged in the practice of employment law for at least 15 years.

              (3) LOCATION OF PROCEEDINGS. The place of arbitration shall be New Orleans, Louisiana.

              (4) REMEDIES. Any award in an arbitration initiated here shall be limited to actual monetary damages, including if determined appropriate by the arbitrator(s) an award of costs and fees to the prevailing party. "Costs and fees" mean all reasonable pre-award expenses of the arbitration, including arbitrator's fees, administrative fees, travel expenses, out-of-pocket expenses such as copying, telephone, witness fees and attorneys' fees. The arbitrator(s) will have no authority to award consequential, punitive or other damages not measured by the prevailing party's actual damages, except as may be required by statute.


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              (5) OPINION. The award of the arbitrators shall be in writing, shall be signed by a majority of the arbitrators, and shall include findings of fact and a statement of the reasons for the disposition of any claim.


AGREED TO AND ACCEPTED:

STEWART ENTERPRISES, INC.                EMPLOYEE


BY:
     -----------------------------       ---------------------------------

                                         DATE:                 , 200
                                               ----------------     --


                                      C-14